Exhibit 99.1

Provident Bankshares Announces Quarterly Earnings

Quarter Reflects Record High Loan Levels and Marked Improvement in Cost Control

BALTIMORE: (October 18, 2007) – Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, reported $16.0 million in net income, or $0.50 per diluted share, for the quarter ended September 30, 2007. Total end of period loans exceeded the $4 billion threshold for the first time in company history. Also, the Board of Directors of Provident Bankshares has declared the fifty-sixth consecutive quarterly dividend increase.

Provident continues to maintain a strong focus on the metropolitan areas of Baltimore, Maryland; Washington, DC; and Richmond, Virginia. The vibrant regional economy, which has been characterized by employment and household growth, provides a wealth of opportunity for acquiring and expanding consumer and business banking relationships. In the third quarter of 2007, average loans grew by $199.1 million, or 5%, over the same period a year ago. Average commercial business loans increased by 14%, or $100.0 million, and average commercial real estate loans by 11%, or $142.9 million, compared to the same quarter a year ago. Average home equity loans grew by 7%, or $67.2 million. Average customer deposits grew by $52.6 million, or 2%, compared to the third quarter of 2006.

The Bank made significant progress with its corporate efficiency program, “Winning the Provident Way” (WPW). The assessment phase of WPW has been completed, and implementation is underway. Evidencing the success of WPW, non-interest expense did not increase from the second quarter of 2007 and was essentially unchanged from the prior year’s quarter. During the quarter, the Bank realized a gain of $4.9 million for the sale of the deposits and facilities of six branches. These branches held total deposits of $43.3 million.

As announced on October 2, 2007, the Bank placed a $4.1 million commercial loan on non-performing status and provided a specific reserve for the full loan amount during the third quarter 2007. Despite the addition to non-accrual status associated with this commercial loan, overall credit quality is considered sound as evidenced by the net charge-offs to average loans ratio of 0.20% and an allowance for loan losses to total loans of 1.27%.

“The banking industry is facing challenges of more moderate revenue growth and a return to historically normal credit costs,” said Gary N. Geisel, Chairman and CEO. “At Provident, our objective for 2007 has been to remain focused on factors within our control – executing our key strategies while also improving efficiency; I am extremely pleased with our success in these areas.”

Third Quarter Results Compared to Same Period of 2006

Net income for the quarter ending September 30, 2007 was $16.0 million, or $0.50 per diluted share, compared to $20.4 million in net income, or $0.62 per diluted share, for the quarter ended September 30, 2006. The decline in net income was primarily due to an increase in the Bank’s loan loss provision and a reduction in total revenues. The loan loss provision was $6.5 million higher than the same quarter of 2006, due to overall loan growth and the previously described $4.1 million specific reserve. Net interest income was 7% lower than the same quarter of 2006 due to extremely competitive pricing for deposits and loans and the continuing shift of low cost deposits from customer checking and savings accounts to significantly higher cost certificates of deposit. Average total demand deposit account balances declined by $102.8 million, and average total savings balances declined by $88.4 million, while average total customer certificate of deposit account balances increased by $236.1 million.

Despite the challenging environment, the Bank’s strategy of acquiring, expanding and retaining customer relationships is evident in the third quarter’s growth in average deposit and loan balances. Growth in consumer and commercial deposit accounts resulted in $3.6 billion in average customer deposits, an increase of 2%. Average total loan balances grew by 5%, or $199.1 million, due to the Bank’s increased lending to consumers, businesses and developers in the region. Home equity, commercial business and commercial real estate demonstrated strong average loan growth of 7%, 14% and 11%, respectively.

Deposit service fees declined by $540 thousand, or 2%, due to a flattening of checking account generation. Commissions and fees increased by $124 thousand, or 8%, reflecting the Bank’s continued success with annuity and mutual fund sales.

Total non-interest expense was well controlled, reflecting no increase from the third quarter of 2006, despite the inclusion of $1.8 million in costs for one-time restructuring activities related to WPW and higher legal fees. WPW has resulted in a 3.5% decline in salary and benefit costs from the third quarter of 2006.

Year to Date Performance Compared to Same Period of 2006

Net income for the nine months ending September 30, 2007 was $47.6 million, or $1.48 per diluted share, compared to net income of $58.7 million, or $1.77 per diluted share, for the nine months ending September 30, 2006. The decline in year over year net income was partly due to the lower net interest income that resulted from pricing pressures and the change in deposit mix. Year-to-date net income has also been reduced by Management’s decision to increase the provision for loan losses in the second quarter of 2007, following the charge-off of a $3.5 million commercial business loan. The provision for loan losses was also increased due to overall loan growth and the previously discussed commercial loan that was placed on non-accrual status in the third quarter.

Total average loans increased by $181.6 million, or 5%. Growth categories included $72.6 million in home equity loans, $153.4 million in commercial real estate and $82.1 million in commercial business loans. The growth in these products more than offset expected declines in marine lending and run-off in portfolios of discontinued loan products. Average customer deposits increased by $41.1 million, or 1%, led by growth in certificates of deposit. Deposit service fees, commissions and loan fees for the nine months ending September 30, 2007, increased by $685 thousand to $75.7 million.

Non-interest expense for the first nine months of 2007 totaled $160.1 million, which is less than a 1% increase over the same period of 2006. Year-to-date 2007 non-interest expense includes $4.6 million in charges related to restructuring, consulting and legal fees while the same period of the prior year included $1.3 million for settlement of litigation. Excluding these items, non-interest expense would have declined by $2.5 million. The cost of salaries and benefits are $1.1 million lower than the same period of 2006.

Third Quarter Results Compared to Second Quarter of 2007

Third quarter earnings of $16.0 million, or $0.50 per diluted share, was 3% higher than the second quarter 2007 earnings, which totaled $15.5 million, or $0.48 per diluted share. Both the second and third quarter 2007 earnings included the effects of an increased provision for loan losses. The current quarter ending September 30, 2007, also includes the $4.9 million gain on the sale of branches previously noted.

Net interest income was reduced to $47.8 million, as customer deposits continued to move from checking and savings accounts to higher cost certificates of deposits. Deposit service fees, commissions and loan fees declined by $946 thousand.

Non-interest expense was well controlled, totaling $52.7 million, compared to $52.6 million in the second quarter. Restructuring activities and consulting associated with WPW totaled $844 thousand in the third quarter and $1.2 million in the second quarter. The third quarter also included $954 thousand in legal fees and settlement costs.

Average customer deposits declined by $112.3 million, or 3%, driven by a $75.8 million decrease in checking accounts and $40.3 million in savings accounts. The Bank continues to expand loan relationships within the region; average total loans increased by $70.2 million, or 2%, on a linked quarter basis, with much of the improvement due to home equity, commercial real estate and commercial business loan growth.

Dividend Declared

Provident Bankshares announced today that its Board of Directors has declared an increased quarterly cash dividend of $0.32 per share. This is the fifty-sixth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on November 9, 2007 to stockholders of record at the close of business on October 29, 2007.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 142 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing. Visit Provident on the web at www.provbank.com.

Webcast Information

Provident Bankshares Corporation’s third quarter earnings teleconference will be webcast at 10 a.m. ET on October 18, 2007. The conference call will include a discussion of the Company’s third quarter 2007 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through November 1, 2007. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corporation Third Quarter 2007 Results Audio Webcast

An audio replay of the teleconference will be available through November 1, 2007 by dialing 1-888-286-8010, passcode 73120770; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)

	Three Months Ended September 30,			Three Months Ended June 30,
	2007	2006	% Change	2007	% Change
SUMMARY INCOME STATEMENTS:
Net interest income	$47,837	$51,214	(6.6)%	$48,548	(1.5)%
Provision for loan losses	7,494	954	—	4,792	56.4
Non-interest income	35,303	31,500	12.1	31,085	13.6
Net gains	4,902	373	—	420	—
Derivative gains (losses)	204	643	(68.3)	(557)	(136.6)
Non-interest income, excluding total gains (losses)	30,197	30,484	(0.9)	31,222	(3.3)
Total revenue, excluding total gains (losses)	78,034	81,698	(4.5)	79,770	(2.2)
Non-interest expense	52,685	52,614	0.1	52,628	0.1
Restructuring activities	111	—	—	481	(76.9)
Non-interest expense, excluding restructuring	52,574	52,614	(0.1)	52,147	0.8
Income tax expense	6,993	8,707	(19.7)	6,691	4.5
Net income	15,968	20,439	(21.9)	15,522	2.9

SHARE DATA:
Basic earnings per share	$0.50	$0.63	(20.6)%	$0.48	4.2%
Diluted earnings per share	0.50	0.62	(19.4)	0.48	4.2
Cash dividends paid per share	0.315	0.295	6.8	0.310	1.6
Book value per share	19.10	19.79	(3.5)	19.34	(1.2)
Weighted average shares - basic	31,931,837	32,632,516	(2.1)	32,128,061	(0.6)
Weighted average shares - diluted	32,091,566	33,037,479	(2.9)	32,396,244	(0.9)
Common shares outstanding	31,974,520	32,680,266	(2.2)	32,268,128	(0.9)

SELECTED RATIOS:
Return on average assets	1.00%	1.26%		1.00%
Return on average equity	10.27	12.81		9.80
Return on average common equity	9.82	12.34		9.66
Net yield on average earning assets (t/e basis)	3.45	3.61		3.57
Efficiency ratio (excludes restructuring activities)	66.67	63.93		64.84
Leverage ratio	8.74	8.58		8.85
Tier I risk-based capital ratio	10.76	11.18		11.06
Total risk-based capital ratio	11.82	12.13		12.03
Tangible common equity ratio	6.50	6.50		6.63

END OF PERIOD BALANCES:
Investment securities portfolio	$1,559,599	$1,889,954	(17.5)%	$1,580,508	(1.3)%
Total loans	4,047,715	3,768,027	7.4	3,928,086	3.0
Assets	6,364,010	6,410,291	(0.7)	6,263,379	1.6
Deposits	4,206,741	4,131,702	1.8	4,188,288	0.4
Stockholders' equity	610,721	646,886	(5.6)	624,167	(2.2)
Common stockholders' equity	657,286	663,758	(1.0)	659,852	(0.4)

AVERAGE BALANCES:
Investment securities portfolio	$1,609,766	$1,908,566	(15.7)%	$1,609,654	—%
Loans:
Originated and acquired residential mortgage	298,019	373,568	(20.2)	311,122	(4.2)
Home equity	1,050,442	983,288	6.8	1,014,915	3.5
Other consumer	386,750	422,094	(8.4)	394,611	(2.0)
Commercial real estate	1,434,997	1,292,143	11.1	1,407,768	1.9
Commercial business	803,537	703,523	14.2	775,142	3.7
Total loans	3,973,745	3,774,616	5.3	3,903,558	1.8
Earning assets	5,596,734	5,701,946	(1.8)	5,528,392	1.2
Assets	6,279,353	6,406,772	(2.0)	6,215,193	1.0
Deposits:
Noninterest-bearing	709,492	759,874	(6.6)	743,185	(4.5)
Interest-bearing	3,375,739	3,264,255	3.4	3,425,771	(1.5)
Total deposits	4,085,231	4,024,129	1.5	4,168,956	(2.0)
Stockholders’ equity	617,043	632,886	(2.5)	635,352	(2.9)
Common stockholders’ equity	644,896	657,158	(1.9)	644,237	0.1

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)

	Nine Months Ended September 30,
	2007	2006	% Change
SUMMARY INCOME STATEMENTS:
Net interest income	$145,320	$155,035	(6.3)%
Provision for loan losses	13,338	2,096	—
Non-interest income	96,257	90,944	5.8
Net gains	6,525	1,116	—
Derivative losses	(416)	(514)	(19.1)
Non-interest income, excluding total gains (losses)	90,148	90,342	(0.2)
Total revenue, excluding total gains (losses)	235,468	245,377	(4.0)
Non-interest expense	160,081	159,200	0.6
Restructuring activities	1,459	—	—
Non-interest expense, excluding restructuring	158,622	159,200	(0.4)
Income tax expense	20,554	25,963	(20.8)
Net income	47,604	58,720	(18.9)

SHARE DATA:
Basic earnings per share	$1.48	$1.79	(17.3)%
Diluted earnings per share	1.48	1.77	(16.4)
Cash dividends paid per share	0.930	0.870	6.9
Book value per share	19.10	19.79	(3.5)
Weighted average shares - basic	32,063,333	32,791,209	(2.2)
Weighted average shares - diluted	32,259,491	33,194,655	(2.8)
Common shares outstanding	31,974,520	32,680,266	(2.2)

SELECTED RATIOS:
Return on average assets	1.02%	1.23%
Return on average equity	10.14	12.45
Return on average common equity	9.90	12.03
Net yield on average earning assets (t/e basis)	3.55	3.69
Efficiency ratio (excludes restructuring activities)	66.76	64.48
Leverage ratio	8.74	8.58
Tier I risk-based capital ratio	10.76	11.18
Total risk-based capital ratio	11.82	12.13
Tangible common equity ratio	6.50	6.50

END OF PERIOD BALANCES:
Investment securities portfolio	$1,559,599	$1,889,954	(17.5)%
Total loans	4,047,715	3,768,027	7.4
Assets	6,364,010	6,410,291	(0.7)
Deposits	4,206,741	4,131,702	1.8
Stockholders' equity	610,721	646,886	(5.6)
Common stockholders' equity	657,286	663,758	(1.0)

AVERAGE BALANCES:
Investment securities portfolio	$1,627,388	$1,917,697	(15.1)%
Loans:
Originated and acquired residential mortgage	311,406	405,214	(23.2)
Home equity	1,020,822	948,202	7.7
Other consumer	394,051	426,734	(7.7)
Commercial real estate	1,416,920	1,263,564	12.1
Commercial business	773,392	691,325	11.9
Total loans	3,916,591	3,735,039	4.9
Earning assets	5,558,459	5,670,509	(2.0)
Assets	6,243,179	6,372,546	(2.0)
Deposits:
Noninterest-bearing	725,771	783,774	(7.4)
Interest-bearing	3,390,757	3,249,687	4.3
Total deposits	4,116,528	4,033,461	2.1
Stockholders' equity	627,408	630,468	(0.5)
Common stockholders' equity	643,008	652,821	(1.5)